EXHIBIT 4.11

FIRST SUPPLEMENTAL INDENTURE

    FIRST SUPPLEMENTAL INDENTURE dated as of December 23 2002, by and among Jones Apparel Group, Inc., a Pennsylvania corporation, Jones Apparel Group Holdings, Inc., a Delaware corporation, Jones Apparel Group USA, Inc., a Pennsylvania corporation, Nine West Group Inc., a Delaware corporation (collectively, the "Issuers"), Nine West Footwear Corporation, a Delaware corporation ("Footwear"), Jones Retail Corporation, a New Jersey corporation ("Retail"), and The Bank of New York, a New York State banking corporation, as trustee (the "Trustee").

    WHEREAS, the Issuers and the Trustee have entered into an Indenture dated as of February 1, 2001, as amended and supplemented from time to time (tile "Indenture"), providing for the issuance of up to $805,645,000 aggregate principal amount of their Zero Coupon Convertible Senior Notes Due 2021 (the "Securities"),

    WHEREAS, Section 9.01 of the Indenture provides that the Issuers and tile Trustee may amend the Indenture without notice or consent of any Holder;

    WHEREAS, the Issuers desire to amend certain provisions of the Indenture, as set forth in Article I hereof;

    WHEREAS, Nine West Group Inc. ("Nine West") intends to (x) transfer all of its wholesale operations to Footwear, a direct, wholly owned subsidiary of Nine West; (y) transfer all of its retail operations to Retail, a direct wholly owned subsidiary of Jones Apparel Group Holdings ("Holdings"); and (z) merge with and into Holdings, with Holdings being the surviving corporation (collectively, the "Reorganization");

    WHEREAS, Footwear and Retail desire to execute and deliver this First Supplemental Indenture in accordance with and pursuant to the terms of Section 5.01 of the Indenture; and

    WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement, in accordance with the terms of the Indenture, have been done.

    NOW, THEREFORE, this First Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE 1.
AMENDMENTS TO INDENTURE

    SECTION 1.01 Amendments. Effective upon the consurnmation of tile Reorganization, pursuant to Article V of the Indenture, Footwear and Retail shall jointly and severally assume all obligations of Nine West under the Indenture and (together with tile Issuers other than Nine West) be obligors under the Indenture and any and all Securities that remain outstanding under the Indenture.

ARTICLE II.
MISCELLANEOUS

    SECTION 2.01 Instruments To Be Read Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this First Supplemental Indenture shall henceforth be read together.

    SECTION 2.02 Confirmation. The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

    SECTION 2.03 Definitions. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture. Any defined terms present in the Indenture, but no longer used as a result of the amendments made by this First Supplemental Indenture shall be eliminated.

    SECTION 2.04 Headings. The headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

    SECTION 2.05 Governing Law. The laws of the State of New York shall govern this First Supplemental Indenture.

    SECTION 2.06 Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture, Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy of the First Supplemental Indenture is enough to prove this First Supplemental Indenture.

    SECTION 2.07 Effectiveness; Termination. The provisions of this First. Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.06 of the Indenture; provided that the amendments to the Indenture set forth in Section 1.01 of this First Supplemental Indenture shall become operative upon consummation of the Reorganization.

    SECTION 2.08 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this First Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

    SECTION 2.09 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

    IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

JONES APPAREL GROUP, INC.

By: /s/ Wesley R. Card
Name: Wesley R. Card
Title: Chief Financial Officer

JONES APPAREL GROUP HOLDINGS, INC.

By: /s/ Ira M. Dansky
Name: Ira M. Dansky
Title: President

JONES APPAREL GROUP USA, INC.

By: /s/ Wesley R. Card
Name: Wesley R. Card
Title: Chief Financial Officer

NINE WEST GROUP INC,

By: /s/ Wesley R. Card
Name: Wesley R. Card
Title: Chief Financial Officer

NINE WEST FOOTWEAR CORPORATION

By: /s/ Rhonda Brown
Name: Rhonda Brown
Title: President

JONES RETAIL CORPORATION

By: /s/ Wesley R. Card
Name: Wesley R. Card
Title: Vice President

THE BANK OF NEW YORK, as Trustee

By: /s/ Joseph A. Lloret
Name: Joseph A. Lloret
Title: Assistant Treasurer